American Eagle Energy Inc. and Eternal Energy Corp. Announce Receipt of $10.9 Million in Initial Closing of Partial Sale of West Spyglass Prospect

LITTLETON, CO, Dec. 15, 2011 /PRNewswire/ -- American Eagle Energy Inc. (OTCBB: AMZG; “American Eagle”) and Eternal Energy Corp. (OTCBB: EERG; “Eternal Energy”) are pleased to announce jointly that the companies collectively received $10.9 million in the initial closing of their previously announced sale of 75% of their working interests in certain acreage in their West Spyglass Prospect.  Proceeds will be split equally between the companies.

Eternal Energy also announced today expects to close its separate, but related Pebble Beach Prospect sale, and receive approximately $1.9 million later next week.  The companies also expect to receive a final $1.0 million from the West Spyglass Prospect transaction in early Spring.  As previously announced, Eternal Energy will remain the operator on the two Prospects.

“We are delighted to announce this initial closing,” stated Brad Colby, Eternal Energy’s President.  “As we previously announced, the sale of these partial interests significantly bolsters the companies’ balance sheets and provides both Eternal Energy and American Eagle Energy with the near-term operating capital that will allow us to aggressively implement the companies’ drilling program during the next year.”  Mr. Colby continued, “The companies continue to work closely together in anticipation of finalizing the last elements of our merger in the very near term.”

About American Eagle Energy Inc. and Eternal Energy Corp:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration, and development of natural resource properties.

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, each of American Eagle Energy Inc. and Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read (i) American Eagle’s Annual Report on Form 10-K for the eight-month period ended December 31, 2010, and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2011, and (ii) Eternal Energy’s Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2011, as well as the other documents filed by the companies with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this joint press release.  Interested persons are able to obtain free copies of filings containing information about American Eagle and Eternal Energy at the SEC’s internet site (http://www.sec.gov).  Neither company assumes any obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
President
Eternal Energy Corporation
(303) 798-5235